Exhibit 21.1

LIST OF DIRECT AND INDIRECT SUBSIDIARIES OF LIQUID HOLDINGS GROUP, INC.

Fundsolve Limited (UK)

Liquid Technology Services, LLC (formerly known as Green Mountain Analytics, LLC) (Delaware)

LHG Technology Services Ltd. (Mauritius)

Liquid Futures, LLC (Delaware)1

Liquid Investment Consulting (Shanghai) Co., Ltd.

Liquid Partners, LLC (Delaware)

Liquid Prime Holdings LLC (Delaware)

Liquid Prime Services Inc. (New York)

Liquid Trading Institutional LLP (UK)

LTI, LLC (Delaware)

1 Merged with and into Liquid Prime Services Inc. effective February 13, 2014.